As filed with the Securities and Exchange Commission on April 17, 2006
Registration No. 333-122349

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Post-Effective Amendment No. 1
to
Form S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Oglebay Norton Company
(Exact name of Registrant as Specified in Its Charter)

Ohio (State or Other Jurisdiction of Incorporation or Organization)	1400 (Primary Standard Industrial Classification Code Number)	34-1888342 (I.R.S. Employer Identification Number)

North Point Tower
1001 Lakeside Avenue, 15th Floor
Cleveland, Ohio 44114
Telephone: (216) 861-3300
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)	Rochelle F. Walk
Vice President, General Counsel and Secretary
Oglebay Norton Company
North Point Tower
1001 Lakeside Avenue, 15th Floor
Cleveland, Ohio 44114
Telephone: (216) 861-3300
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:
David P. Porter
Jones Day
North Point
901 Lakeside Avenue
Cleveland, Ohio 44114
Telephone: (216) 586-3939
      Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.     ☑
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

INTRODUCTORY NOTE
     This Registration Statement registered the offer and sale by certain of Oglebay Norton Company’s shareholders identified in the prospectus, dated April 8, 2005 (the “prospectus”), or their permitted transferees, of up to 3,360,800 shares of Series A Convertible Preferred Stock, $0.01 par value per share (the “convertible preferred stock”), with terms as further described in the prospectus, issued pursuant to a commitment agreement, dated as of February 23, 2004, and as amended on June 29, 2004, November 15, 2004, November 23, 2004 and December 20, 2004 (as amended, the “commitment agreement”), and shares of our common stock, $0.01 par value per share (the “common stock”), issued or issuable upon conversion of such shares of convertible preferred stock (and any additional shares resulting from anti-dilution provisions or in connection with the accretion of dividends paid on the convertible preferred stock).
     Under a Registration Rights Agreement, dated as of January 31, 2005 (the “registration rights agreement”), among us and the parties to the commitment agreement, who are identified as selling shareholders in the prospectus (the “subscribers”), we were contractually obligated to register resales of shares of our convertible preferred stock purchased pursuant to the commitment agreement, or shares of our common stock issued or issuable upon conversion of such shares of convertible preferred stock (and any additional shares resulting from anti-dilution provisions or in connection with the accretion of dividends paid on the convertible preferred stock), and to maintain this Registration Statement’s effectiveness until the earliest of (1) two years after the effective date of the Registration Statement (which was April 8, 2005), (2) the date when all of the shares covered by the Registration Statement have been sold pursuant to the Registration Statement and (3) the date on which the shares covered by the Registration Statement may be resold by such holders pursuant to Rule 144(k) of the Securities Act.
     On April 12, 2006, we obtained the requisite consent of the subscribers to:
•	irrevocably terminate, release, and cancel the registration rights agreement;

•	irrevocably terminate, release and cancel all of the subscribers’ rights under the registration rights agreement against other parties to the registration rights agreement; and

•	irrevocably terminate, release and cancel all rights, claims, and causes of action arising out of the registration rights agreement against us and the subscribers.
As a result of the termination of the registration rights agreement, we are no longer contractually obligated to maintain the effectiveness of this Registration Statement. Accordingly, we are filing this Post-Effective Amendment No. 1 to deregister shares of the convertible preferred stock issued pursuant to the commitment agreement and shares of our common stock issued or issuable upon conversion of such shares of convertible preferred stock (and any additional shares resulting from anti-dilution provisions or in connection with the accretion of dividends paid on the convertible preferred stock) that are covered by this Registration Statement but that have not been resold hereunder.
Item 16. Exhibits and Financial Statement Schedules.

Exhibit
Number	Description of Document

24.1*	Powers of Attorney

*	Previously filed

II-1

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), Oglebay Norton Company has duly caused this Post-Effective Amendment No. 1 to the registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cleveland, State of Ohio, on April 17, 2006.

Oglebay Norton Company

By:	/s/ Rochelle F. Walk

Title:	Vice President, Secretary and General Counsel
      Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Michael D. Lundin Michael D. Lundin	President and Chief Executive Officer and Director (Principal Executive Officer)	April 17, 2006

/s/ Julie A. Boland Julie A. Boland	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	April 17, 2006

* Thomas O. Boucher Jr.	Director	April 17, 2006

* Delyle W. Bloomquist	Director	April 17, 2006

* Eugene I. Davis	Director	April 17, 2006

* Laurence V. Goddard	Director	April 17, 2006

* Robert H. Kanner	Director	April 17, 2006

* John P. O’Brien	Director	April 17, 2006

*	The undersigned, by signing her name hereto, does sign and execute this Post-Effective Amendment No. 1 to the registration statement pursuant to the powers of attorney executed by the above-named directors of Registrant, which have previously been filed with the Securities and Exchange Commission on behalf of such directors.

By:	/s/ Rochelle F. Walk

Rochelle F. Walk
Attorney-in-Fact

II-2

EXHIBIT INDEX

Exhibit
Number		Description of Document

24	.1*	Powers of Attorney

*	Previously filed